Exhibit 99.1

THE OHIO ART COMPANY REPORTS OPERATING RESULTS FOR

THE FIRST HALF OF FISCAL 2005

BRYAN, OHIO, SEPTEMBER 2, 2004 — The Ohio Art Company, (OART.PK), today announced operating results for the three and six months ended July 31, 2004.

Net sales decreased approximately 32% from $13,169,000 for the six months ended July 31, 2003, to $8,924,000 for the six months ended July 31, 2004.  For the three month period, net sales decreased approximately 29% from $6,237,000 for the quarter ended July 31, 2003 to $4,410,000 for the quarter ended July 31, 2004.

Both domestic and international toy shipments were adversely affected by declines in all key toy categories during the three and six month periods with the greatest impact felt in sales of the Betty Spaghetty® fashion doll and seasonal water toys.  Shipments of ETO™, an electronic drawing toy, began in late July, several weeks later than its planned date of introduction to the market as a result of production start-up delays.

The Diversified Products segments reported a combined year-to-date sales decrease of more than 20%.  Most of the decline occurred in the Ohio Art division, which has been impacted by an industry-wide shortage of steel and competitive pressures due to over capacity in the industry.  The Strydel division has experienced a slight drop in volume, which is attributable to the relative decline in demand from the automotive sector.

Net loss for the six months ended July 31, 2003 amounted to $830,000, or $.95 per share on 874,000 average shares outstanding versus a net loss of $2,475,000, or $2.83 per share on 876,000 average shares outstanding during the six months ended July 31, 2004.

Contributing to the widening net loss were reduced shipments by all segments and lower gross margins in all but the Strydel Division.  Continuing improvements in cost control along with increased royalty income were insufficient to overcome the greater overhead burden associated with the decline in sales volume.

Net loss for the second quarter ended July 31, 2003 amounted to $294,000 or $.34 per share, on 874,000 average shares outstanding, compared to a net loss of $1,100,000, or $1.26 per share on 876,000 average shares outstanding during the quarter ended July 31, 2004.  The decline for the quarter was largely due to the same factors affecting year-to-date profitability.

On August 23, 2004, the Company’s common stock was removed from listing on the American Stock Exchange in response to the Company’s request for delisting and is currently being traded on the Pink Sheets, a centralized quotation service that collects and publishes market maker quotes for OTC securities in real time.

Established in 1908 and headquartered in Bryan, Ohio, The Ohio Art Company manufactures and markets the world famous Etch A Sketch® drawing toy, as well as a complete line of toys that enhance and provide development, creativity, and positive reinforcement.  Product lines include “Making Creativity Fun” activity toys, such as Etch A Sketch®, Betty Spaghetty® Fashion doll, A.R.M. 4000XL™ water toy and ETO™, an electronic drawing toy.  In addition, the Company’s Diversified Products Division manufactures specialty plastic and lithographed products for the automotive, photographic, food container, and specialty premium markets.

The forward-looking statements contained in this release are based upon various assumptions and certain risks and uncertainties could cause actual results to differ materially from those stated.  For a discussion of factors that may affect actual results, investors should refer to the Company’s most recent Form 10-K filed with the SEC.  The Company assumes no obligation to update any forward-looking statements contained in this release.

THE OHIO ART COMPANY AND SUBSIDIARIES*

(Thousands Except Per Share Data)

	Six Months Ended		Three Months Ended
	7/31/04	7/31/03	7/31/04	7/31/03

Net Sales	$8,924	$13,169	$4,410	$6,237
Loss Before Income Taxes	(2,475)	(1,170)	(1,100)	(634)
Benefit From Income Taxes	0	(340)	0	(340)
Net Loss	(2,475)	(830)	(1,100)	(294)
Net Loss Per Share	(2.83)	(.95)	(1.26)	(.34)
Average Shares Outstanding	876	874	876	874

*  Unaudited and subject to year-end adjustments.